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                                                                  EXHIBIT 10.34




                              EMPLOYMENT AGREEMENT

         AGREEMENT, made as of the 27th day of July, 1995, between DAVSTAR INDUSTRIES, LTD., a corporation organized and existing under the laws of Ontario, Canada ("Davstar"), and GERALD W. TIMM, Ph.D. ("Employee").

         WHEREAS, Davstar wishes to employ Employee in the capacities of Executive Vice President and Vice Chairman of the Board of Davstar during the period specified herein; and

         WHEREAS, Employee is prepared to enter into an employment relationship with Davstar on the terms and conditions specified herein;

         NOW, THEREFORE, in consideration of the premises and the mutual agreements hereinafter set forth, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Employment. Davstar agrees to and hereby does employ Employee as Executive Vice President and Vice Chairman of the Board of Davstar. Employee shall have such duties and responsibilities as are normally attendant to the positions of Executive Vice President and Vice Chairman of the Board. Employee accepts said employment and agrees, during the term hereof, to discharge faithfully, diligently and to the best of his ability the responsibilities of such positions on a full-time basis and to perform such substitutive or additional duties as Davstar may reasonable request from time to time. During the term of Employee's employment, Davstar shall use its best efforts to cause Employee to be elected as a voting member of Davstar's Board of Directors.

2. Term. The initial term of Employee's employment by Davstar under this Agreement shall commence on August 1, 1995 and, unless sooner terminated as provided herein, continue thereafter through July 31, 1998. Thereafter, this Agreement will automatically renew for successive three year terms, unless sooner terminated pursuant to paragraph 6 hereof.

3. Compensation and Benefits. As compensation and consideration for Employee's performance of services pursuant to this Agreement, Davstar agrees to pay Employee, and Employee agrees to accept, the following amounts and benefits at Davstar's sole expense:

                 (a) Salary.  During the term of this Agreement, an annual
                     salary, payable bi-monthly in accordance Davstar's regular paydays. Employee's annual salary for calendar year 1995 shall be $125,000. Thereafter, Employee's annual salary shall be not less than $160,000, the exact amount to be determined each year by the Board prior to January 1 of such year.
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                 (b) Bonus.  A special bonus of up to $60,000 for calendar year
                     1995 to be awarded pursuant to a plan established by mutual agreement of the Chief Executive Officer of Davstar and Employee within 30 days of the date of this Agreement.

                 (c) Benefits.

                     (i) Vacation. During the term of this Agreement, Employee shall be entitled to 12 weeks per year of paid vacation. Employee shall be compensated for any unused vacation days within 30 days after the end of each calendar year hereunder, the value of such compensation to be based upon Employee's then current salary.

                     (ii) Health Benefits. During the term of this Agreement, Employee shall be entitled to health and dental insurance, including immediate coverage for himself and his eligible dependents, as provided by Davstar for its executive personnel in accordance with its group health insurance plan coverage.

                     (i) Disability Benefits. During the term of this Agreement, Davstar shall provide Employee with long-term disability insurance coverage equal to two-thirds of Employee's full salary at the time of any event of disability as defined in such policy.

                     (ii) Life Insurance. Davstar shall pay or reimburse, as the case may be, Employee such amount as is necessary for employee to maintain a term life insurance policy with coverage in the amount of $1,000,000. Employee shall be responsible for obtaining such insurance and determining the amount of coverage. In the event that Employee's employment by Davstar is terminated, Davstar shall have no further obligation to reimburse Employee for premium payments. Employee shall designate the beneficiary(ies) of such policy, and title to such policy shall be held by Employee during the term of this Agreement and following termination or expiration of this Agreement.

                     (v) Stock Ownership and Stock Options. The parties agree that Employee shall have the right to purchase or obtain shares of Davstar's common stock through a combination of stock option grants, performance stock plans, other stock awards as approved by the Board of Directors, and pursuant to purchases of Davstar's stock by Employee in accordance with the terms of the stock ownership guidelines established by Davstar.

                     Employee shall also be entitled to participate in future grants of stock options to key employees of Davstar to the extent determined in good





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                     faith by the Board of Directors and upon terms no less
                     favorable than options issued to any of Davstar's other directors, officers or employees, and on the same terms and conditions as similarly situated executive officers of Davstar.

                     (vi) Annual Bonuses. In the event the Board of Directors of Davstar establishes an annual incentive bonus plan for Davstar's key management personnel, Employee shall be entitled to participate in such bonus plan, or in such other plan(s) that Davstar may from time to time establish.

                     (vii) General. Employee shall be entitled to such additional bonuses, salary increases and other and further benefits as Davstar may designate.

4. Expenses and Car Allowance. Davstar shall reimburse Employee for proper and necessary expenses incurred by him in the performance of his duties under this Agreement. Employee shall be provided a car allowance of $1,500 per month.

5.  Counsel Fees and Indemnification.

                 (a) Reimbursement. In the event either party seeks to enforce its or his rights hereunder by litigation or otherwise, the prevailing party shall be entitled to be reimbursed by the other party for all reasonable costs and expenses, including reasonable attorneys' fees, costs and expenses.

                 (b) Directors' and Officers' Insurance. Davstar further agrees:

                     (i) that Davstar will use its best efforts to obtain directors' and officers' liability insurance

                     (ii) that Employee shall be covered and insured up to the maximum individual limits provided by such insurance, if any, throughout the term of this Agreement; and

                     (iii) that Davstar will exert its best efforts to
                           maintain such insurance in effect throughout the term of this Agreement; provided that the Board of Directors may reevaluate the continuation or amount of coverage in the event of any material premium increases or any material changes in the scope of coverage of such policy.

                 (c) No conflict. Davstar hereby warrants and represents that the undertakings of payment, indemnification and maintenance of insurance covering Employee set out in subparagraphs 5(a) and 5(b) above are not in conflict with the Articles of Incorporation or Bylaws





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                     of Davstar or with any validly existing agreement or other proper corporate action of Davstar.

6.  Termination and Severance.

                 (a) For Cause.  Except as set forth in subparagraph 6(b) of this Agreement, Davstar may terminate this Agreement at any time only for cause. For purposes of this Agreement, "cause" shall mean (i) final conviction for fraud or of any felony, (ii) Employee's habitual use and abuse of illegal drugs and/or alcohol, or (iii) Employee's willful failure to perform his reasonable responsibilities and duties under this Agreement if Employee fails to commence to perform such reasonable responsibilities and duties under this Agreement within 30 days of his receipt of a notice from the Board of Directors of Davstar identifying the manner in which the Board of Directors believes Employee has failed to perform such responsibilities and duties. In the event Davstar intends to terminate this Agreement pursuant to this subparagraph 6(a), Davstar shall provide prior written notice to Employee by certified mail, return receipt requested.

                 (b) At End of Term.  Davstar or Employee may terminate this
                     Agreement without cause effective at the end of the initial three year term and each subsequent three year term thereafter; provided, however, that Davstar must provide at least three months' prior written notice to Employee by certified mail, return receipt requested, of its intent to terminate this Agreement pursuant to this subparagraph 6(b).

                 (c) Upon a Change of Control.  Employee may terminate this
                     Agreement upon 30 days' written notice at any time a "change of control" occurs. For purposes of this Agreement, a "change of control" shall mean any of the following acts:

                     (i) The acquisition (other than from Davstar directly or from any stockholder of Davstar who on the date hereof owns 25 percent or more of the outstanding shares of Davstar's common stock) by any person, entity or group, within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, of beneficial ownership of 25% or more of the outstanding shares of Davstar's common stock; or

                     (ii) If the individuals who currently serve on Davstar's Board of Directors no longer constitute a majority of the members of Davstar's Board; provided, however, any person who becomes a director subsequent to the date of this Agreement, who (A) was elected to fill a vacancy or nominated as a director by a majority





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                             of the individuals now serving on Davstar's Board
                             or their successors who were so elected or nominated or (B) was elected or nominated at the request of Employee, shall be considered as if a member prior to the date of this Agreement; or

                     (iii) Pending approval by a majority of the stockholders of Davstar of a merger, reorganization or consolidation whereby the stockholders of Davstar immediately prior to such approval do not, immediately after consummation of such reorganization, merger or consolidation own more than 50% of the voting stock of the surviving entity; or

                     (iv) A liquidation or dissolution of Davstar or the sale of all or substantially all of the assets of Davstar.

                 (d)      Severance Pay.

                     (i) If employee terminates this Agreement at any time (other than in the event of his death or pursuant to subparagraph 6(c)), or if Employee is terminated for cause pursuant to subparagraph 6(a), employee shall be entitled to that compensation under subparagraph 3(a) of this Agreement which has accrued, but has not been paid, at the time of such termination or death, and Davstar shall have no further obligation to provide any compensation or benefits. Nothing herein shall affect Davstar's obligation to provide benefits as required by COBRA or any other applicable federal or state law.

                     (ii) If Employee is terminated by Davstar other than for cause (as defined in subparagraph 6(a)), or if Employee terminates this Agreement within one year of the event described in subparagraph 6(c), Davstar shall be obligated to continue to pay Employee (as severance payments) the compensation and benefits provided for in Section 3 hereof through the remainder of the three year term provided for in Section 2 hereof during which such termination occurs.

                     (iii) In the event that an event giving rise to a change of control (as defined in subparagraph 6(c)) is initiated by Davstar, then prior to the Board of Directors approving the change of control, Employee shall inform the Board whether he intends to terminate this Agreement pursuant to subparagraph 6(c). In the event that Employee informs the Board that he does not intend to terminate this Agreement as a result of such change of control, then Employee shall have forfeited all rights under subparagraph 6(c) with respect to that particular change of control, and the payment provisions of this subparagraph 6(d) with respect to any termination of Employee's employment due to a change





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                     in control shall be deemed null and void with respect to
                     that particular change of control transaction.

                 (e) Notice.  Except as otherwise specifically set forth in this paragraph 6, termination shall become effective upon delivery of written notice thereof to Employee or Davstar, whichever is applicable, pursuant to paragraph 11.

                 (f) No Duty to Mitigate.  Davstar agrees that the position, duties and responsibilities of Employee are unique and, as a result, agrees that Employee shall have no duty to mitigate damages upon termination or expiration of his employment hereunder for any reason.

7. Certain Limitations on Timing of Payments. Notwithstanding any other provision of this Agreement, payment of amounts required to be paid to Employee pursuant to paragraphs 1 through 6 of this Agreement shall be subject to postponement to the extent that payment of any such amount in the taxable year of Davstar in which it was originally scheduled to be paid results in disallowance of a deduction for any such amount pursuant to either Section 162(m) or Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") as determined by the Internal Revenue Service. However, nothing herein shall relieve Davstar of its obligations to pay any amounts due hereunder. Any amount which is not paid in the taxable year in which it was originally scheduled to be paid as a result of the postponement thereof pursuant to this paragraph 7 shall be payable in the next succeeding taxable year in which such payment will not result in the disallowance of a deduction pursuant to either
Section 162(m) or Section 280G of the Code; provided, however, that (a) if a dispute arises as to the payment of the postponed payments to Employee, the prevailing party shall be entitled to receive attorneys' fees and related costs, and (b) all postponed payments shall be placed in a Rabbi trust or similar vehicle for the benefit of Employee in such a way that the amounts so transferred are not taxable to Employee or deductible by Davstar until payment from such trust or other vehicle to Employee is made. In the event that a payment has been made to Employee, but then disallowed as a deduction by the Internal revenue Service and return of the payment into the trust or other vehicle is required, said payment to Employee shall be treated as a loan and said payment to the trust or other vehicle shall be treated as repayment of said loan.

8.  Confidentiality and Non-Disclosure of Information.

                 (a) Non-Disclosure of Information.  Employee shall not, during the term of this Agreement or at any time thereafter, without Davstar's prior written consent, divulge, furnish, release or make accessible to anyone, any knowledge or information with respect to any confidential or secret aspect of the business, including, but not limited to:
                     Davstar's costs; suppliers' names, pricing and terms; patient names, addresses or telephone numbers; billing procedures and pricing of purchases;





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                     Davstar's business techniques, computer programs and
                     printouts; identity of prospective customers; confidential information disclosed by Davstar's customers to Davstar; Davstar's banking relationships; including the extent and terms of lines of credit and borrowing costs; or other confidential information concerning the business or its employees.

                 (b) Exclusive Property of Davstar.  Employee recognizes that all records, customer lists, supplier lists, material cost data, files, correspondence with customers and suppliers of material and services, insurance companies, computer printouts, contracts, reports, notes, business plans, compilations of other recorded matter, and copies or reproductions thereof, relating to Davstar's operations and activities and other information relating to Davstar's customers and suppliers, made or received by Employee in the course of his employment, are the exclusive property of Davstar and Employee holds and uses same as trustee for Davstar and subject to Davstar's sole control and will deliver same to Davstar at the termination of his employment, or earlier if so requested by Davstar. Employee acknowledges that all of such information which is used by Employee outside the scope of his employment would cause irreparable and continuing injury to Davstar's business for which there would not be an adequate remedy at law making injunctive relief appropriate.

9.  Non-Compete.

                 (a) Non-Compete.  As an inducement to cause Davstar to enter into this Agreement, Employee covenants and agrees that during his employment, and

                          (i) for a period of 18 months after Employee is terminated for cause pursuant to subparagraph 6(a) or Employee terminates this Agreement other than pursuant to subparagraphs 6(b) or 6(c), or

                          (ii) for any period during which Employee receives severance pay pursuant to subparagraph 6(d)(ii),

he will not be an employee, agent, director, stockholder or owner (except of not more than 1% of the securities of any publicly traded entity), partner, consultant, financial backer or creditor or be otherwise directly or indirectly connected with or participate in the management, operation or control of any business, firm, proprietorship, corporation, partnership, association, entity or venture engaged in the same business as Davstar in any city, county, state or foreign jurisdiction in which Davstar or any of its subsidiaries conducts business during the term of this Agreement.





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                 (b) Solicitation of Business.  Employee covenants and agrees that during his employment, and

                     (i) for a period of 18 months after Employee is terminated for cause pursuant to subparagraph 6(a) or Employee terminates this Agreement other than pursuant to subparagraphs 6(b) or 6(c)

                     (ii) for any period during which Employee receives severance pay pursuant to subparagraph 6(d)(ii),

                     he will not contact, call upon, solicit business from, sell or render services to any to any customer of Davstar with respect to the provision of the same service or products as those provided by Davstar, or purchase from any supplier or potential supplier any medical materials for same, and Employee shall not directly or indirectly aid or assist any other person, firm or corporation to do any of the aforesaid acts.

                 (c) Solicitation of Employees.  Employee covenants and agrees that during his employment, and

                     (i) for a period of 18 months after Employee is terminated for cause pursuant to subparagraph 6(a) or Employee terminates this Agreement other than pursuant to subparagraphs 6(b) or 6(c), or

                     (ii) for any period during which Employee receives severance pay pursuant to subparagraph 6(d)(ii),

                 he will not directly or indirectly, as principal, agent, owner, partner, stockholder, officer, director, employee, independent contractor or consultant, or in any individual or representative capacity for himself or on behalf of any business, firm, corporation, partnership, association or proprietorship, enter into any agreement with or solicit, or directly or indirectly cause others to solicit, the employment of any officer, sales person, agent or other employee of Davstar for the purpose of causing said officer, sales person, agent or other employee of Davstar to terminate employment with Davstar.

                 (d) Independent Agreements.  It is understood by and between the parties that the covenants set forth in paragraphs 8 and 9 are essential elements to this Agreement, and that, but for the agreement of Employee to comply with such covenants, Davstar would not have entered into this Agreement. Such covenants by Employee shall be construed as agreements independent of any other provision of this Agreement and the existence of any claim or cause of action Employee





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                     may have against Davstar, whether predicated on this
                     Agreement or otherwise, shall not constitute a defense to the enforcement by Davstar of these covenants.

                 (e) Failure to Make Severance Payment.  If Davstar fails to make any severance payment within 20 days of such payment's due date, prior to any default by Employee, Davstar shall not be entitled to enforce the provisions of this paragraph 9.

                 (f) Limitation on Restrictions.  In the event that this
                     Agreement is terminated (i) due to a material breach by Davstar of its obligations or (ii) by either Davstar or Employee in accordance with subparagraph 6(b), the restrictions contained in this paragraph 9 shall not be applicable to Employee.

10. Severability. If any one or more of the provisions of this Agreement should be ruled wholly or partly invalid or unenforceable by a court or other government body of competent jurisdiction, then: (a) the validity and enforceability of all provisions of this Agreement not ruled to be invalid or unenforceable shall be unaffected; (b) the effect of the ruling shall be limited to the jurisdiction of the court or other government body making the ruling; (c) the provision(s) held wholly or partly invalid or unenforceable shall be deemed amended, and the court or other government body is authorized to reform the provision(s), to the minimum extent necessary to render them valid and enforceable in conformity with the parties' intent as manifested herein and a provision having a similar economic effect shall be substituted; and (d) if the ruling and/or the controlling principle of law or equity leading to the ruling is subsequently overruled, modified or amended by legislative, judicial or administrative action, then the provision(s) in question as originally set forth in this Agreement shall be deemed valid and enforceable to the maximum extent permitted by the new controlling principle of law or equity.

11. Notices. All notices, requests, demands and other communications provided for hereunder shall be in writing and shall be deemed to have been duly given if (a) delivered in person; (b) given by prepaid telex or telegram, or by facsimile or other instantaneous electronic transmission device; (c) sent by Federal Express or other nationally recognized overnight delivery service, charges paid by the sender, or (d) deposited in the United States mail, first class, registered or certified, return receipt requested, with proper postage prepaid, as follows:

                 If to Davstar:            Davstar Industries, Ltd.
                                           3050 Redhill Avenue
                                           Costa Mesa, California  92626





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                 If to Employee:           Gerald W. Timm, Ph.D.
                                           1701 East 7th Street
                                           Minneapolis, MN  55425

Notices given pursuant to this paragraph shall be deemed received and effective upon receipt by the addressee thereof.

         12. Assignment of Agreement. This Agreement shall inure to the benefit of Employee and Davstar and their respective heirs and successors. Neither party may assign any rights or obligations hereunder to any person, firm or corporation without the prior written consent of the other party. This Agreement shall be personal to Employee for all purposes.

         13. Amendment and Waiver. No alteration or modifications hereof shall be valid except by a subsequent written instrument executed by the parties hereto. No waiver by either party of any breach by the other party of any provision or condition of this Agreement in one circumstance shall be deemed a waiver of said provision or condition in any other circumstance or be deemed a waiver of any other provision or condition.

         14. Applicable Law. This Agreement shall be construed in accordance with the laws of the State of California, without reference to California's choice of law statutes or decisions.

         15. Valid Obligation. This Agreement has been duly authorized, executed and delivered by Davstar and is a legal, valid and binding obligation of Davstar.

         16. Captions. The captions in this agreement are for convenience only and shall not be considered a part hereof or affect the construction or interpretation of any provisions of this Agreement.

         17. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall constitute an original.

         18. Entire Agreement. This Agreement contains the entire understanding between the parties, and there are no agreements or understandings among the parties with respect to Employee's employment by Davstar and his obligations except as set forth herein.


         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.





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                                        DAVSTAR:

                                        DAVSTAR INDUSTRIES, LTD.


                                     By:  /s/ Charles A. Laverty
                                        -------------------------------
                                        Its   President
                                           ----------------------------

                                     EMPLOYEE:

                                     /s/ Gerald W. Timm
                                     ----------------------------------




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